Exhibit 4.8

THE RUBICON PROJECT, INC.

2014 INDUCEMENT GRANT EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

FOR EMPLOYEES

Notice is hereby given of the grant by The Rubicon Project, Inc. (the “Company”) to the Participant named below (the “Participant”) of an Option award as described below (the “Option”) under the Company’s 2014 Inducement Grant Equity Incentive Plan (the “Plan”). The Option gives Participant the right to purchase the number of shares (each a “Share”) of the Company’s Common Stock, par value $0.00001 (the “Common Stock”) set forth below at the exercise price set forth below and subject to vesting as set forth below. The Option is governed by and subject to this Notice (including any special terms and conditions set forth in any appendices attached hereto), which include various agreements and representations by Participant and the Plan (which is available on the Company intranet (Inside RP) and incorporated herein by reference). In the event of a conflict between the terms of this Notice and the Plan, the terms of the Plan shall control. By acceptance of the Option, and also by acceptance through performance of the vesting requirements and by exercising the Option, Participant agrees to the terms and conditions set forth in this Notice (including any special terms and conditions set forth in any appendices attached hereto) and the Plan. Capitalized terms used but not defined in this Notice shall have the meanings given to them in the Plan.

Participant Name:

Number of Shares Subject to Option:

Issuance Date:

Type of Option:	Nonstatutory Stock Option

Exercise Price:	$ per share

Vesting Commencement Date:

Expiration Date: Subject to any separate written agreement between the Company and Participant, and subject to earlier termination as described below, the Option will expire and cease to be exercisable on the tenth anniversary of the Issuance Date.

Exercise: The Option may be exercised only to the extent vested. Exercise is effected by Participant’s delivery of written notice to the Company in the manner determined by the Company specifying the exercise date and number of Shares to be purchased, together with payment of the exercise price for the Shares purchased. The exercise price must be paid in cash unless the Company, in its discretion, allows another form of payment specified in the Plan.

Vesting Schedule:

Subject to any vesting acceleration provisions applicable to the Options contained in the Plan and/or any employment or service agreement, offer letter, severance agreement, or any other agreement between Participant and the Company or any Affiliate (such agreement, a “Separate Agreement”):

(i) the Option shall vest (i) with respect to 25% of the underlying Shares on the first anniversary of the Vesting Commencement Date (the “First Vesting Date”), and (ii) with respect to the remaining 75% of the underlying Shares in 36 equal consecutive monthly installments thereafter, each consisting of 1/48 of the initial grant, on the same day of each calendar month following the First Vesting Date as the day of the month on which the Vesting Commencement Date occurs, provided that vesting is subject to Continuous Service and vesting will not occur on a particular scheduled vesting date if the Participant is not in Continuous Service on that scheduled vesting date; (ii) no vesting will occur before the first scheduled vesting date, and vesting will occur only on scheduled vesting dates, without any ratable vesting for periods of time between vesting dates;

(ii) vesting will be suspended during the portion of any leave of absence (LOA) Participant has in excess of 90 days, and if Participant returns to work following such a LOA, then an amount of time equal to the period that vesting was suspended, and vesting dates that occurred within that time period, will be added to the end of the originally scheduled vesting period to give Participant an opportunity to vest in the Shares that would have vested during the period that vesting was suspended. Subject to Continuous Service, vesting will occur on each such additional vesting date in the amount of Shares not vested on the corresponding vesting date during the period of the suspension. However, in no case will the vesting period extend beyond the Expiration Date; and

(iii) subject to Section 2 below, cessation of Participant’s Continuous Service for any or no reason before the Option vests in full will result in cessation of vesting of the Option.

Furthermore, under all circumstances, the vesting of Options shall be subject to the satisfaction of Participant’s obligations as set forth in Section 6(b).

1. Prior to Exercise.

Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of the Option, whether or not vested; stockholder rights accrue only in respect of Shares that have been issued by the Company and recorded on the records of the Company or its transfer agents or registrars following proper exercise of the Option. No adjustment shall be made for any dividends (ordinary or extraordinary, whether cash, securities, or other property) or distributions or other rights for which the record date is prior to the date Shares are issued following proper exercise of the Option.

2. Forfeiture Upon Termination of Continuous Service. Except as otherwise provided in the vesting schedule set forth above in this Notice or in a Separate Agreement, if Participant ceases to remain in Continuous Service at any time for any reason, the then-unvested portion of the Option will thereupon terminate and may not be exercised. After termination of Participant’s Continuous Service for any reason or no reason, Participant (or in the case of Participant’s death, Participant’s heirs or estate) may exercise the Option, but only to the extent vested at the time of or as a result of termination of Participant’s Continuous Service and not previously exercised, until the earlier of (i) the Expiration Date, or (ii) the close of business on the 90th day after termination of Participant’s Continuous Service, or the 180th day if termination of Continuous Service is due to Participant’s death or Disability, and after the Expiration Date or the 90th or 180th day after termination of Participant’s Continuous Service, as the case may be, the Option will terminate and be forfeited at no cost to the Company and Participant will have no further rights with respect thereto.

3. Tax Consequences, Withholding, and Liability.

(a) Participant understands that Participant may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Option and issuance and/or disposition of the Shares. Participant understands that the actual tax consequences associated with the Option and Shares are complicated and depend, in part, on Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION TO WHICH PARTICIPANT IS SUBJECT. By accepting (through performance) the Option and by its exercise, Participant acknowledges and agrees that Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Option and Shares in light of Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company nor any of its employees, counsel, or agents has provided to Participant, and Participant has not relied upon from the Company or any of its employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local or non-U.S. tax consequences of the receipt, vesting and exercise of the Option, the other transactions contemplated by this Notice, or the value of the Company or the Options or Shares at any time. With respect to such matters, Participant relies solely on Participant’s own advisors.

(b) Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the receipt, vesting and exercise of the Option, or the other transactions contemplated by this Notice. Pursuant to such procedures as the Plan administrator may specify from time to time, the Company shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the receipt, ownership and/or vesting of the Option, the issuance of Shares upon exercise of the Option, or the other transactions contemplated by this Notice in accordance with applicable law or regulation (the “Tax Obligations”). If amounts paid by the Company in respect of Tax Obligations are less than Participant’s tax obligations, Participant is solely responsible for any additional taxes due. If amounts paid by the Company in respect of Tax Obligations exceed Participant’s tax obligations, Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Affiliates will have no obligation to Participant in respect thereof. Participant is responsible for determining Participant’s actual income tax liabilities and making appropriate payments to the relevant taxing authorities to fulfill Participant’s tax obligations and avoid interest and penalties.

(c) Payment by the Company or its Affiliate of the Tax Obligations will result in a commensurate obligation of Participant to pay, or cause to be paid, to the Company or its Affiliate, in accordance with Section 8(g) of the Plan, the amount of Tax Obligations so paid, and the Company shall not be required to issue any Shares unless and until Participant has satisfied this obligation. To the extent determined appropriate by the Company in its discretion, it shall have the right (but not the obligation) to cause Participant to satisfy any or all Tax Obligations by withholding and retaining Shares otherwise deliverable to Participant having an aggregate Fair Market Value equal to the amount of such Tax Obligations.

4. No Guarantee of Continued Service. THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE APPLICABLE THERETO IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES UPON EXERCISE OF THE OPTION. THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO THE OPTION DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE UNLESS OTHERWISE PROVIDED IN A SEPARATE AGREEMENT.

5. Participant Representations.

(a) Participant acknowledges that (i) Participant was and is free to use professional advisors of Participant’s choice in connection with this Notice and grant of the Option, that Participant understands this Notice and the meaning and consequences of receiving the Option and Shares issued upon exercise of the Option; (ii) Participant has reviewed and understands this Notice and the Plan; (iii) receipt of the Option and any Shares issued upon exercise is voluntary and Participant is accepting the Option and any Shares issued upon exercise freely and without coercion or duress; and (iv) Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding any tax or other effects or implications of the Option, its exercise, receipt of Shares, or other matters contemplated by this award of Options.

(b) Participant is aware of the Company’s business affairs and financial condition and understands that an investment in the Shares involves a high degree of risk. Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding the Company’s prospects or the value of the Option or Shares issuable upon exercise.

6. Additional Conditions to Issuance of Stock.

(a) Legal and Regulatory Compliance. The issuance of Shares upon or after exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. If the Company determines that the issuance of any Shares will violate federal securities laws or other applicable laws or regulations or the requirements of any exchange or market system upon which the Shares are listed, the Company may defer issuance until the earliest date at which the Company reasonably anticipates that the issuance of Shares will no longer cause such violation. Accordingly, Participant may not be able to receive Shares when desired even though Participant has requested to exercise the Option. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority, but the inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of Shares, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Without limiting the foregoing, if at the time of exercise of the Option, there is not in effect under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement covering the Shares to be issued, and available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act, Participant shall, if required by the Company, as a condition to exercise of the Option and issuance of the Shares, make appropriate representations in a form satisfactory to the Company to support issuance of the Shares in compliance with applicable laws and regulations, including to the effect that such Shares will not be sold other than (A) pursuant to an effective registration statement under the Securities Act, or an applicable exemption from the registration requirements of such Act; (B) in compliance with all applicable state securities laws and regulations; and (C) in compliance with all terms and conditions of the Plan, this Notice, and any other written agreement between Participant and the Company or any of its Affiliates.

(b) Obligations to the Company. As a condition to receipt of the Options and issuance of Shares as a result of exercise, Participant must enter into the Company’s Intellectual Property Assignment and Confidential Information Agreement, or a similar or successor agreement for the protection of the Company’s intellectual property and confidential information, in form specified by the Company (the “Proprietary Interests Agreement”), if Participant has not already done so, and Participant’s acceptance of the Option and any Shares issued upon exercise will constitute Participant’s agreement to the Proprietary Interests Agreement. If Participant breaches in any material respect the Proprietary Interests Agreement or any other contract between Participant and the Company, or Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting and/or exercise of the Option and/or issuance of any Shares pending Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such time not less than twenty (20) days as the Company may specify, the Company may terminate the

Option to the extent not exercised and will have no obligation to issue any Shares in respect of the terminated Option or to provide any consideration to Participant in respect thereof.

7. Handling of Shares; Restrictive Legends and Stop-Transfer Orders.

(a) Book Entries. The Company will cause the Shares issuable upon exercise of the Option to be recorded in book entry or other electronic form and reflected in records maintained by or for the Company.

(b) Legends. Each data base entry representing any Shares issuable upon exercise of the Option may be endorsed with legends substantially as set forth below, as well as such other legends as the Company may deem appropriate to implement the provisions of this Notice or comply with applicable laws and regulations and Company policies:

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR A PERIOD OF TIME FOLLOWING THE EFFECTIVE DATE OF ANY UNDERWRITTEN PUBLIC OFFERING OF THE COMPANY’S SECURITIES SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER PRIOR TO THE EXPIRATION OF SUCH PERIOD WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(c) Stop-Transfer Notices. In order to ensure compliance with the restrictions referred to herein and Company policies, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(d) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Notice or any other agreement to which the Shares are subject or any laws governing the Shares or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Restrictions on Transfer. Except as otherwise expressly provided in this Notice, the Option will not in whole or part be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any interest in the Option, or upon any attempted sale under any execution, attachment or similar process, the affected Option will become null and void without further obligation to Participant. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued upon the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

9. Lock-Up. In connection with any underwritten public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, upon the request of the Company or the underwriters managing such offering, during the Lock-up Period (as defined below)

Participant shall not, without the prior written consent of the Company or its underwriters, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares or other securities into which the Shares may be converted or that are issued in respect of the Shares (other than those included in the registration). For this purpose, the “Lock-up Period” means such period of time after the effective date of the registration as is requested by the Company or the underwriters; provided that such period shall not exceed 180 days (or such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules). The Company’s underwriters shall be beneficiaries of the provision set forth in this Section 9, and Participant shall execute and deliver such agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the underwriters of Common Stock (or other securities) of the Company, Participant shall provide, within ten (10) days of such request, such information as may be required or reasonably requested by the Company or the underwriters in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 9 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said one hundred and eighty (180) day (or other) period. Participant agrees, and will cause any transferee to agree, that any transferee of the Option shall be bound by this Section 9.

10. Additional Agreements.

(a) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or Shares by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Notice, the Option and the Shares through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(b) Personal Information. To facilitate the administration of the Plan and any successor plan and the terms of this Notice, it may be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Company Common Stock owned, relationship to the Company, details of all awards issued under the Plan or any predecessor or successor plan or any other entitlement to shares of Company Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”) and to transfer this Data to certain third parties such as transfer agents, stock plan administrators, and brokers with whom Participant or the Company may elect to deposit any Shares. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan and any predecessor and successor plan. Participant understands that Data will be transferred to the Company’s transfer agent, broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and any predecessor and successor plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker, administrative agents, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan or any predecessor or successor plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan or any predecessor or successor plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan or any predecessor or successor plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan or any successor plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative. Finally, upon request of the Company, Participant agrees to provide an executed data privacy consent form to the Company (or any other agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

(c) Proprietary Information. Participant agrees that all financial and other information relating to the Company furnished to Participant constitutes “Proprietary Information” that is the property of the Company. Participant shall hold in confidence and not disclose or, except within the scope of Participant’s Continuous Service, use any Proprietary Information. Participant shall not be obligated under this paragraph with respect to information Participant can document is or becomes readily publicly available without restriction through no fault of Participant. Upon termination of Participant’s Continuous Service, Participant shall promptly return to Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.

(d) Consideration. The Option and Shares issued upon exercise are issued in consideration of services provided by Participant and/or other benefit to the corporation within the meaning of Section 152 of the General Corporation Law of the State of Delaware; Participant is not required to make any cash payment to the Company in respect of issuance of Options, but is required to pay the exercise price listed in the Notice prior to the issuance of Shares.

11. General.

(a) No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(b) Successors and Assigns. The terms of this Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Notice may only be assigned with the prior written consent of the Company.

(c) Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office and to Participant at the address that he or she most recently provided to the Company. Participant agrees that it is Participant’s responsibility to notify the Company of any changes to his or her mailing address so that Participant may receive any shareholder information to be delivered by regular mail.

(d) Interpretation. Headings herein are for convenience of reference only, do not constitute a part of this Notice, and will not affect the meaning or interpretation of this Notice. References herein to Sections are references to the referenced Section hereof, unless otherwise specified. The Board or its Committee will have the power to interpret the Plan and this Notice and to adopt such rules for the administration, interpretation and application of the Plan and this Notice as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of the extent, if any, to which the Option has vested). All actions taken and all interpretations and determinations made by the Board or its Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Board or its Committee nor any person acting on behalf of the Board or its Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Notice.

(e) Modifications to Notice. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and shall not require the consent of the Participant unless such modification would materially adversely affect the rights of the Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to the Option.

(f) Governing Law; Severability. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be deleted from this Notice and the remainder of this Notice shall continue in full force and effect.

(g) Entire Agreement. The Plan and this Notice, along with any Separate Agreement (to the extent applicable), form a contract and constitute the entire understanding between Participant and the Company with respect to the Option and the Shares issuable upon exercise of the Option and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect thereto.

(h) Appendix. The award of Options shall be subject to any additional terms and conditions for Non-U.S. Employees set forth in Appendix A attached hereto (“Appendix A”) and any special terms and conditions for Participant’s country set forth in Appendix B attached hereto (“Appendix B”). Moreover, if Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Notice.

(i) Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Dated:	THE RUBICON PROJECT, INC.

By:
Name:
Title:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF STOCK OPTION GRANT FOR NON-U.S. EMPLOYEES

1. Terms of Plan Participation for Non-U.S. Participants. Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Notice, govern Participant’s participation in the Plan if Participant is working or resident in a country other than the United States. Participant further understands that Participant’s participation in the Plan also will be subject to any terms and conditions for Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Notice.

2. Tax Consequences, Withholding, and Liability. The following provision supplements Section 3 of the Notice:

By accepting (through performance) the Option and by its exercise, Participant authorizes the Company and/or the Subsidiary or Affiliate employing or retaining Participant (the “Employer”), or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax Obligations by one or a combination of the methods set forth in Section 8(g) of the Plan. If Participant is or becomes subject to Tax Obligations in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

If the Tax Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Obligations.

3. Nature of Grant. By accepting (through performance) the Option and by its exercise, Participant acknowledges, understands and agrees that:

(a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b) all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(c) the Option and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

(d) the Option and any Shares acquired under the Plan, and the income and value of the same, are not part of Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any Affiliate;

(e) the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(f) if the underlying Shares do not increase in value, the Option will have no value;

(g) if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

(h) for purposes of the Option, Participant’s Continuous Service will be considered terminated as of the date Participant is no longer actively providing services to the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Notice or determined by the Company, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); and (ii) the period (if any) during which Participant may exercise the Option after such termination of Continuous Service will commence on such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any; the Board or Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence);

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s Continuous Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by the Notice do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k) neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

4. Venue. For purposes of litigating any dispute that arises under the Notice, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Los Angeles County, California, or the federal courts for the United

States for the Central District of California, and no other courts, where this award of Options is made and/or to be performed.

5. Insider Trading. By participating in the Plan, Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to Participant). Further, Participant acknowledges that Participant’s country of residence may also have laws or regulations governing insider trading and that such law or regulations may impose additional restrictions on Participant’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that Participant is solely responsible for complying with such laws or regulations.

6. Language. If the Notice or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

APPENDIX B

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Options granted to Participant under the Plan if Participant works or resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant currently is working (or if Participant is considered as such for local law purposes), or if Participant transfers employment or residence to another country after Options have been granted to Participant under the Plan, the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to Participant.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Notice or Appendix A.

Notifications

This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2014. Such laws are often complex and change frequently. As a result, the Company recommends that Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of his or her participation in the Plan because the information included herein may be out of date at the time that Participant acquires Shares under the Plan or subsequently sells such Shares.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her individual situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is working or residing (or if Participant is considered as such for local law purposes), or if Participant transfers employment or residence to another country after Options have been granted to Participant under the Plan, the information contained herein may not be applicable to Participant in the same manner.

AUSTRALIA

Terms and Conditions

Right to Exercise. If the Option vests when the Fair Market Value per Share is equal to or less than the exercise price for the Option, Participant shall not be permitted to exercise the vested Option. The vested Option may be exercised only starting on the business day following the first day on which the Fair Market Value per Share exceeds the exercise price for the Option. Furthermore, notwithstanding the Expiration Date set forth in the Notice, this Option shall automatically expire in the event the Option has not become exercisable pursuant to the preceding sentence within six years and 11 months following the Issuance Date. For the avoidance of doubt, this provision applies also to any unvested Options held by Participants who transfer to Australia after the grant of the Option, as determined by the Company in its sole discretion.

Notifications

Securities Law Information. If Shares are acquired under the Plan and subsequently offered for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. Participants should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

BRAZIL

Terms and Conditions

Compliance with Law. By participating in the Plan, Participant agrees to comply with all applicable Brazilian laws and to pay any and all applicable taxes associated with the acquisition and sale of Shares acquired under the Plan, or the receipt of any dividends in the future.

Notifications

Exchange Control Information. Participants who are residents or domiciled in Brazil must submit a declaration of assets and rights held outside of Brazil, including Shares acquired under the Plan, to the Central Bank if the aggregate value of such assets and rights is at least US$100,000. Participants should consult their personal legal advisors for further details regarding this requirement.

CANADA

Terms and Conditions

Labor Law Acknowledgement. This provision replaces Section 3(h) of Appendix A and supplements Section 2 of the Notice:

for purposes of the Option, Participant’s Continuous Service will be considered terminated as of the earlier of: (i) the date on which Participant’s employment with the Company and/or the Employer is terminated; (ii) the date on which Participant receives a written notice of termination of Continuous Service regardless of any notice period or period of pay in lieu of such notice required under any employment laws in Participant’s country (including, without limitation, statutory law, regulatory law, and/or common law), even if such law is otherwise applicable to Participant’s benefits from the Company and/or the Employer; or (iii) the date on which Participant is no longer actively providing services to the Company and/or the Employer (regardless of the reason for such termination and regardless of whether it is later found to be invalid), and unless otherwise expressly provided in this Notice or determined by the Company, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date; and (ii) the period (if any) during which Participant may exercise the Option after such termination of Continuous Service will commence on such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or providing services, or the terms of Participant’s employment agreement, if any; the Board or Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Option (including whether Participant may still be considered to be providing services while on a leave of absence);

Notifications

Securities Law Information. Shares acquired under the Plan may result in Canadian securities laws issues if such Shares are sold through a broker other than the designated broker or if the sale does not take place through the facilities of a stock exchange outside Canada on which the Shares are listed (i.e., the New York Stock Exchange).

Tax Reporting Obligation. Foreign property (including Shares acquired under the Plan and possibly the Option) must be reported on Form T1135 (Foreign Income Verification Statement) if the total value of foreign property exceeds C$100,000 at any time during the year. Participants should consult their personal tax advisors for further details regarding this requirement.

FRANCE

Terms and Conditions

Language Consent. By participating in the Plan, Participant confirms having read and understood the documents relating to the Options and his or her participation in the Plan (i.e., the Plan and this Notice), which were provided to Participant in the English language. Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En participant au Plan, le Participant confirme avoir lu et compris les documents relatifs aux Options et à sa participation au Plan (à savoir, le Plan et le présent Avis) qui lui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. Participants in France must declare any foreign bank investment, or brokerage account opened, used or closed during the fiscal year to the French tax authorities when filing their annual tax returns. Participants should consult their personal tax advisors for details regarding this requirement.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of Shares into Germany) must be reported electronically to the German Federal Bank. The online filing portal may be accessed at the website of the German Federal Bank. Participants should consult their personal tax advisors for details regarding this requirement.

ITALY

Terms and Conditions

Data Privacy. This provision replaces in its entirety Section 10(b) of the Notice:

Participant understands that the Company may hold certain personal information about Participant, including Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships Participant holds in the Company, details of the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant also understands that providing the Company with the Data is necessary for the performance of the Plan and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is The Rubicon Project, Inc., with registered offices at 12181 Bluff Creek Drive, Playa Vista, CA 90094 U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is The Rubicon Project S.r.l. with registered offices at Corsa Giaccomo Matteotti 7, CAP 20121 Milano, Italy.

Participant understands that Participant’s Data will not be publicized, but it may be transferred to Morgan Stanley Smith Barney, Equity Administration Solutions, Inc., their respective affiliates and other financial institutions or brokers involved in the management and administration of the Plan. Participant further understands that the Company and/or its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Affiliates may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to Morgan Stanley Smith Barney, Equity Administration Solutions, Inc., their respective affiliates, or another third party with whom Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with such confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Participant’s Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable Italian data privacy laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Data and cease, for legitimate reason, the Data processing. Furthermore, Participant is aware that Participant’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Company.

Plan Document Acknowledgment. In participating in the Plan, Participant acknowledges that he or she has received a copy of the Plan and this Notice and has reviewed the Plan and this Notice in their entirety and fully understands and accepts all provisions of the Plan and this Notice. Participant further acknowledges that Participant has read and specifically and expressly approves the sections of the Notice and Appendix A addressing (i) Forfeiture Upon Termination of Continuous Service (Section 2 of the Notice), (ii) Tax Consequences, Withholding, and Liability (Section 3 of the Notice), (iii) Governing Law; Severability (Section 11(f) of the Notice), (iv) Imposition of Other Requirements (Section 11(i) of the Notice); (v) Nature of Grant (Section 3 of Appendix A), (vi) Venue (Section 4 of Appendix A), (vii) Language (Section 6 of Appendix A), and (vii) the Data Privacy section set forth above in this Appendix B.

Notifications

Exchange Control Information. Participants are required to report investments held abroad or foreign financial assets (e.g., cash, Shares) that may generate income taxable in Italy on an annual tax return (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Italian residents who are beneficial owners of the investments, even if they do not directly hold investments abroad or foreign assets.

Foreign Asset/Account Reporting Information. A tax on the value of any financial assets held outside of Italy by Italian residents will apply at an annual rate of 0.2% for fiscal year 2014. The taxable amount will be the fair market value of the financial assets, assessed at the end of the calendar year in the place where the financial assets are held, using the documentation issued by the local broker. Participants should consult their personal tax advisors for details regarding this requirement.

JAPAN

Notifications

Exchange Control Information. If Participant remits more than ¥30 million for the purchase of Shares in a single transaction, Participant must file a Payment Report with the Ministry of Finance (through the Bank of Japan or the bank carrying out the transaction). The precise reporting requirements vary depending on whether the relevant payment is made through a bank in Japan. If Participant intends to acquire Shares whose value exceeds ¥100 million in a single transaction, Participant must also file a Report Concerning Acquisition of Shares (“Securities Acquisition Report”) with the Ministry of Finance through the Bank of Japan within 20 days of acquiring the Shares. The forms to make these reports can be acquired from the Bank of Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that Participant pays upon a one-time transaction for exercising the Option and acquiring Shares exceeds ¥100 million, Participant must file both a Payment Report and a Securities Acquisition Report.

Foreign Asset/Account Reporting Information. Participants holding assets outside of Japan (e.g., Shares acquired under the Plan) with a value exceeding ¥50,000,000 (as of December 31 each year) are required to comply with annual tax reporting obligations with respect to such assets. Participants should consult their personal tax advisors for details regarding this requirement.

SINGAPORE

Notifications

Securities Law Information. The grant of Options under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Further, the Options granted under the Plan are subject to section 257 of the SFA and Participant is not permitted to sell, or offer to sell, any Shares in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., options granted under the Plan or Shares) in the Company or any Subsidiary or Affiliate, (ii) any change in previously-disclosed interests (e.g., sale of Shares), or (iii) becoming a director, associate director or shadow director of a Subsidiary or Affiliate in Singapore, if the individual holds such an interest at that time.

UNITED KINGDOM

Terms and Conditions

Tax Obligations. The following provision supplements Section 3 of the Notice as supplemented by Section 2 of Appendix A (Tax Consequences, Withholding, and Liability):

If payment or withholding of any income tax liability arising in connection with Participant’s participation in the Plan is not made by Participant to the Employer within ninety (90) days of the end of the U.K. tax year during which the event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), Participant understands and agrees that the amount of any uncollected income tax will constitute a loan owed by Participant to the Company and/or the Employer, effective on the Due Date. Participant further understands and agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or this Notice.

Notwithstanding the foregoing, if Participant is a director or an executive officer of the Company (within the meaning of such terms for purposes of Section 13(k) of the Exchange Act), Participant will not be eligible for such a loan to cover the income tax liability. In the event that Participant is a director or executive officer and the income tax is not collected from or paid by Participant by the Due Date, Participant understands that the amount of any uncollected income tax may constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions may be payable. Participant understands and agrees that Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as appropriate) for the value of any employee National Insurance Contributions (“NICs”) due on this additional benefit which the Company or the Employer may recover from Participant by any of the means referred to in the Plan or this Notice.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. The following provision supplements Section 3 of the Notice as supplemented by Section 2 of Appendix A (Tax Consequences, Withholding, and Liability):

As a condition of participation in the Plan and the exercise of the Option, Participant agrees to accept any liability for secondary Class 1 NICs that may be payable by the Company or the Employer in connection with the Option and any event giving rise to Tax Obligations (the “Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in the Plan or this Notice.

Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company and/or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs liability to Participant. Participant further agrees to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of Participant’s Joint Election. If Participant does not complete the Joint Election prior to exercise of the Option, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, the Option shall become null and void and will not vest or become exercisable, without any liability to the Company, the Employer or any Affiliate.